Exhibit 99.1


                    Sono-Tek Announces First Quarter Earnings


(June 25, 2007-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,232,643 for the three months ended May 31, 2007, compared to sales of $1,781,744 for the same period of last year. For the three months ended May 31, 2007, the Company had net income of $19,914 compared to $124,831 for the prior year period. Earnings per share for the three months ended May 31, 2007 was $.00 compared to $.01 for the prior year period.

Sales declined due to a slowdown in the US economy and its impact on the Company's customers, particularly in the electronics industry related to housing construction and automotive production. Current government forecasts are for an improvement in the economy, and Sono-Tek is continuing its efforts to broaden both the geographical and applications base of its business to offset such periodic declines.

Net income for the first quarter decreased when compared to the same quarter of last year due to the reduced sales volume noted above. The Company has put in place cost reduction initiatives in both in the first and second quarters of Fiscal Year 2008. The Company intends to continue its programs aimed at growth in medical coating devices, nanotechnology, food, textile, and glass coatings.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.
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                              Sono-Tek Corporation
                             Selected Financial Data
                                    Unaudited

                                                 Three Months Ended May 31,
                                                    2007             2006
                                              -------------------------------

      Net Sales                               $    1,232,643   $    1,781,744
                                              ==============   ==============

      Net Income                              $       19,914   $      124,831
                                              ==============   ==============

      Basic Earnings Per Share -              $         0.00   $         0.01
                                              ==============   ==============

      Diluted Earnings Per Share -            $         0.00   $         0.01
                                              ==============   ==============

      Weighted Average Shares - Basic             14,360,541       14,358,140
                                              ==============   ==============

      Weighted Average Shares - Diluted           14,436,298       14,468,868
                                              ==============   ==============